Exhibit 99.1

Press Release

Basin Water, Inc. Reports Year End 2006 Results; Twelve-Month Revenues Increase 40% from 2005 to $17.1 Million, Takes Reserves

RANCHO CUCAMONGA, Calif., March 29, 2007 — Basin Water, Inc. (Nasdaq:BWTR) today reported financial results for the twelve months and quarter ended December 31, 2006.

For the year ended 2006, revenues increased by 40% to $17.1 million compared to $12.2 million for the year 2005. For the year, system sales revenues were $13.9 million, compared to $10.0 million in the same twelve-month period in 2005. Operating contract revenues of $3.3 million increased by 47% on a year over year basis.

While revenues for the year increased, substantial increases in our cost of system sales and cost of contract revenues, coupled with a significant increase in our selling, general and administrative expense, resulted in a net loss for the 2006 year of $11.2 million as compared to net income of $0.6 million in the prior year, or a loss of $0.70 per share for 2006 versus net income of $0.04 per share for the year 2005.

The net loss for the year included a $3.7 million charge to cost of revenues to reserve for future projected losses on certain older water services contracts. This reserve was due primarily to increasing waste disposal and salt purchase costs impacted by increased transportation and fuel costs. These older water service contracts, unlike our more recent contracts, do not contain provisions to increase the contract price when costs increase. Due to improvements in management controls and in the company’s accounting systems during the latter part of the year, and based on an in depth review of the company’s contracts over the past few months, we determined that certain of these systems will likely continue to generate operating losses for their remaining contract terms. Accordingly, in the fourth quarter, we recorded this reserve.

Additionally, we recorded a reserve of $0.8 million to cost of revenues in the fourth quarter on a single large project due to delays and unexpected problems specific to this system.

In addition to the two reserves discussed above, for the full year 2006, there were certain increased costs, one-time expenses and non-cash charges which adversely impacted our results of operations. Briefly, these included the following:

•	An increase in SG&A expenses of $3.4 million due to:

•	$1.4 million increase in employee compensation and benefits as a result of substantial increases in headcount during the year

•	$0.8 million increase in non-cash, stock-based compensation expense

•	$0.5 million increase in bad debt expense

•	$0.3 million increase in expense for the fair value of warrants issued, and

•	$0.3 million increase in expenses attributable to being a public company

•	We recorded a non-cash expense of $1.9 million resulting from the write-off of warrant and debt-carrying costs when we repaid our loans from the proceeds of our May 2006 initial public offering

The foregoing increased costs, one-time expenses and non-cash charges total approximately $9.8 million for 2006, and account for a substantial portion of the $11.2 million loss for the year.

Also of note for the year 2006 was the initial public offering in May where the company sold common stock, repaid our loans from the offering proceeds, and significantly strengthened the company’s balance sheet. At the end of 2006, we had $54.6 million in cash available for growth and strategic purposes.

Quarter information

For the fourth quarter of 2006, revenues of $3.6 million were approximately 21% lower than our revenues for the fourth quarter of 2005. For the fourth quarter of 2006, system sales revenues were $2.7 million, compared to $3.8 million in the same three-month period in 2005. Operating contract revenues of $0.9 million increased by 32% on a year over year basis because the number of systems placed in service with customers was higher in the fourth quarter 2006 than the same period in 2005.

Gross profit for the fourth quarter of 2006 was impacted significantly due to the large reserves and charges discussed above, including a charge of $3.7 million to reserve for losses on certain operating contracts, a charge of $0.8 million on a specific project and due to two projects that included the construction of buildings for the client through the use of subcontractors. These construction costs were incurred on a pass through basis and the company recorded no margin on these costs.

Additionally, selling, general and administrative expenses for the fourth quarter 2006 of $2.8 million, doubled compared to the fourth quarter of 2005 as a result of our current and anticipated growth rate, as well as certain one-time and non-cash expenses. The increase was primarily due to an increase in the number of employees, increased stock-based compensation expense in accordance with FAS 123R and the increased costs of being a public company.

Finally, other income of $0.7 million during the fourth quarter of 2006 improved over the prior year period by nearly $1.0 million, due primarily to interest earned on cash, and the repayment of long-term debt with the proceeds from the initial public offering.

Commentary

Peter Jensen, the Company’s Chief Executive Officer and Chairman of the Board stated, “The year 2006 was a significant year for Basin Water, as well as very challenging. We have grown our revenues significantly this year, but as Basin has grown, we have increased our complexity and challenges. As a consequence of this and many other factors, we have been fortunate to have succeeded in two important areas this year. First, we have firmed up our capital structure with our May 2006 initial public offering. And second, we were successful in finding the new talent we needed for our developing company, specifically bringing Mr. Mike Stark on as our new President and Chief Operating Officer in October 2006. Mike brings a wealth of management experience in the water services industry to Basin Water, and we are already benefiting from his experience and business acumen. We believe that Mike will make a tremendous contribution to the future growth and success of Basin Water over the coming years.”

Mike Stark, President and Chief Operating Officer commented, “The 2006 financial results for Basin Water have reflected two key perspectives for investors. The first is a company showing dynamic change and significant positioning for future profitable growth. The second is a company that is in transition from an entrepreneurial start-up company that has successfully emerged from establishing itself in its markets with its technology and it’s business model.”

“I joined the company to help Basin Water in its transformation into a profitable, predictable growth organization with a national presence. What I initially found here was a lack of internal business systems, quite typical for an entrepreneurial company in the early stages of growth. Over the past five months, we identified our contractual deficiencies, revamped our sales force, reorganized field services, brought in additional talent and boosted our management team, performed an in depth review of each of our operating contracts and took the required financial reserves for future contract losses. We are taking all the tough steps. But by the end of the second quarter in 2007, we believe we will complete the needed corrective actions and internal changes to the organization. During 2007, you will see us expand our service offering and our geographic presence. We also expect to be profitable by no later than the fourth quarter of 2007. By 2008, we should begin to achieve leverage from operations and be experiencing self-funded profitable growth.”

Mr. Stark continues, “After five months at Basin Water, I am more convinced that Basin Water will emerge as a leader in this market. This is an exciting company in a young burgeoning market with an extraordinary group of employees. I am thrilled to be at the helm and have the opportunity to lead Basin Water to the next stage of development and growth.”

Conference Call

The company will provide more detail regarding its financial results in a conference call and web cast to be held today, March 29, 2007, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company's website at www.basinwater.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company's website.

About Basin Water

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, providing reliable sources of drinking water for many communities. Basin Water has developed a proprietary, scalable ion-exchange wellhead treatment system that reduces groundwater contamination levels in an efficient, flexible and cost effective manner. Additional information may be found on the company's web site: www.basinwater.com.

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

Condensed Statement of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues
System sales	$2,667	$3,845	$13,861	$10,016
Contract revenues	935	708	3,253	2,215

Total revenues	3,602	4,553	17,114	12,231

Cost of revenues
Cost of system sales	4,321	1,510	12,161	4,467
Cost of contract revenues	5,078	806	7,945	2,663

Total cost of sales	9,399	2,316	20,106	7,130

Gross profit (loss)	(5,797)	2,237	(2,992)	5,101
Research and development expense	128	115	634	651
Selling, general and administrative expense	2,817	1,422	6,827	3,334

Income (loss) from operations	(8,742)	700	(10,453)	1,116
Other income (expense)	717	(274)	(714)	(553)

Income (loss) before taxes	(8,025)	426	(11,167)	563
Income tax benefit	—	—	—	—

Net income (loss)	$(8,025)	$426	$(11,167)	$563

Net income (loss) per share:
Basic	$(0.41)	$0.04	$(0.70)	$0.06
Diluted	$(0.41)	$0.03	$(0.70)	$0.04

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

Condensed Balance Sheets

(unaudited and in thousands)

	December 31,
	2006	2005
ASSETS:
Cash and cash equivalents	$54,567	$2,724
Other current assets	12,887	7,686

Total current assets	67,454	10,410
Property, plant and equipment, net	12,227	9,483
Other assets	10,371	3,905

TOTAL ASSETS	$90,052	$23,798

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable	$1,562	$2,150
Other current liabilities	5,928	1,703

Total current liabilities	7,490	3,853
Long-term liabilities	2,825	16,136
Stockholders' equity	79,737	3,809

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$90,052	$23,798

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company's limited operating history, significant operating losses associated with certain of the company’s contracts, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company's strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company's ability to protect its intellectual property, regulatory approvals of the company's systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members and the company's ability to manage its capital to meet future liquidity needs. More detailed information about these risks and uncertainties are contained in the company's filings with the Securities and Exchange Commission, including the company's Annual Report for the year ended December 31, 2006 on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

SOURCE: Basin Water, Inc.

Basin Water, Inc.

Tom Tekulve, 909-481-6800

Chief Financial Officer

www.basinwater.com